UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )
Filed by the Registrant      ☑
Filed by a Party other than the Registrant      ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
TransUnion
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
 Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

555 West Adams Street
Chicago, Illinois 60661
SUPPLEMENT TO PROXY STATEMENT
For
THE 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2017
On March 20, 2017, TransUnion (the “Company”) filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on May 3, 2017 at 1:00 p.m. Eastern Daylight Time at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103. The Proxy Statement contains, among other things, a proposal to elect two Class II directors to the Company’s Board of Directors (the “Board”) for a three-year term. This proxy statement supplement, dated May 2, 2017, supplements the Proxy Statement (the “Supplement”).
The primary purpose of this Supplement is to provide subsequent information relating to recent changes in the Company’s Board composition and the proposed Class II nominees to the Board. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.
Withdrawal of Nominee for Election as Director
On May 2, 2017, in connection with the previously announced sale of our common stock by investment funds affiliated with Advent International Corporation (the “Transaction”), Steven M. Tadler, a member of the Board and a nominee for re-election as a Class II director at the Annual Meeting, resigned from his position as a director of the Company and as a member of the Compensation Committee, effective as of that date, in accordance with the Stockholders’ Agreement, dated as of June 23, 2015 (the “Amended and Restated Major Stockholders’ Agreement”), among TransUnion, Advent-TransUnion Acquisition Limited Partnership (the “Advent Investor”), and the GS Investors (as defined therein). Mr. Tadler’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
Mr. Tadler was a director designated by the Advent Investor pursuant to the terms of the Amended and Restated Stockholders’ Agreement, which had granted the Advent Investor the right to designate two directors for election to the Board. As a result of the Transaction, the Advent Investor's ownership fell below one of the ownership thresholds specified in the Amended and Restated Stockholders’ Agreement, with the result that one of the directors designated by the Advent Investor was required to resign from the Company's Board of Directors immediately after the closing of the Transaction. The Advent Investor may now only designate one director for election to the Board. Mr. Christopher Egan will continue to serve on our Board as a Class III director and the sole director designee of the Advent Investor.
Mr. Tadler was a nominee for re-election to the Board at the Annual Meeting. In connection with his resignation from the Board, Mr. Tadler has withdrawn as a candidate for re-election as a director at the Annual Meeting and the Board has decided not to fill the vacancy created by his resignation at this time and, accordingly, no other nominee for election at the Annual Meeting will be named in his place.
Voting Matters
If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Tadler at the Annual Meeting will not be voted with respect to his election at the Annual Meeting, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Tadler’s name as a nominee for election as director. Important information regarding how to vote your shares and revoke proxies already submitted is available in the section of the Proxy Statement titled “Questions and Answers About the Meeting.”

Sincerely,

/s/ Mick Forde

Mick Forde
Senior Vice President and Corporate Secretary

May 2, 2017